                                                                    EXHIBIT 11.1

                           HASKEL INTERNATIONAL, INC.
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                                                      YEAR ENDED MAY 31,
                                                                          -------------------------------------------
                                                                              1995          1996             1997
                                                                          -------------  -------------   ------------
                                                                            PRIMARY &      PRIMARY &      PRIMARY &
                                                                          FULLY DILUTED  FULLY DILUTED   FULLY DILUTED
                                                                          -------------  -------------   ------------

PRIMARY AND FULLY DILUTED EARNINGS
    INCOME FROM CONTINUING OPERATIONS                                      $ 1,551,000    $ 2,647,000    $ 4,734,000
    LOSS FROM DISCONTINUED OPERATIONS                                         (532,000)      (100,000)      (529,000)
    LOSS FROM DISPOSAL OF SEGMENT                                                                --       (7,095,000)
                                                                           -----------    -----------    -----------
    NET INCOME                                                             $ 1,019,000    $ 2,547,000    $(2,890,000)
                                                                           ===========    ===========    ===========

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING ...................................................     4,356,322      4,728,230      4,732,060

DILUTIVE EFFECT OF STOCK OPTIONS
  AND WARRANTS .........................................................        80,428         10,036        107,679

DILUTIVE EFFECT OF STOCK OPTIONS GRANTED
  AND STOCK ISSUED IN THE 17 MONTHS
  PRIOR TO NOVEMBER 1, 1994 USING THE
  TREASURY STOCK METHOD ................................................        64,033           --             --
                                                                           -----------    -----------    -----------

NUMBER OF SHARES USED TO
  COMPUTE PRIMARY AND FULLY
  DILUTED EARNINGS PER SHARE ...........................................     4,500,783      4,738,266      4,839,739
                                                                           ===========    ===========    ===========

PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
    INCOME FROM CONTINUING OPERATIONS                                      $      0.35    $      0.56    $      0.98
    LOSS FROM DISCONTINUED OPERATIONS                                            (0.12)         (0.02)         (0.11)
    LOSS FROM DISPOSAL OF SEGMENT                                                 --             --            (1.47)
                                                                           -----------    -----------    -----------
    NET INCOME (LOSS)                                                      $      0.23    $      0.54    $     (0.60)
                                                                           ===========    ===========    ===========